Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports Fourth Quarter and Full Year 2018 Results

•	Full year 2018 net income of $128 million, or $1.96 per diluted common share; adjusted EBITDA of $364 million

•	Full year 2018 operating cash flow of $247 million; adjusted free cash flow of $152 million

•	Balanced capital allocation with $45 million of debt reductions, $37 million of strategic capital investments, and $72 million returned to stockholders through dividends and stock repurchases

•	Achieved 2015 Cost Transformation goal to reduce costs by $140 million over four years

•	On-track to deliver $155 million of EBITDA from Strategic Pillars by end of 2020, with $61 million captured in 2018 which includes $25 million from 2015 Cost Transformation goal

•	Cellulose specialties prices and volumes in 2019 expected to be stable for the first time in six years
JACKSONVILLE, Fla., February 13, 2019 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported full year 2018 net income of $128 million, or $1.96 per diluted common share, compared to $325 million, or $5.81 per diluted common share for 2017. Full year adjusted net income was $111 million, or $1.69 per diluted common share, compared to $57 million, or $0.97 per diluted common share in 2017. The 74 percent increase in adjusted net income per common share was due to the November 2017 acquisition of Tembec Inc. (“Tembec”).
Fourth quarter 2018 net income was $13 million, or $0.18 per diluted common share, compared to $295 million, or $5.01 per diluted common share in the fourth quarter of 2017. Fourth quarter 2018 adjusted net income was $13 million, or $0.19 per diluted common share, compared to $29 million, or $0.50 per diluted common share in the fourth quarter of 2017.
The unadjusted earnings for both the full year and fourth quarter 2017 and 2018 include a Gain on Bargain Purchase in 2017 and the related adjustments in 2018. A reconciliation of net income to adjusted net income and the related impact on diluted earnings per share can be found on Schedule F.
“We achieved two significant objectives in 2018: the successful completion of our $140 million 2015 Cost Transformation initiative and the integration of Tembec operations. The principles and culture established during our Cost Transformation initiative helped us navigate difficult market conditions over the past few years, and those same competencies are the foundation of the incremental value we expect to be created from the combined companies,” said Paul Boynton, Chairman, President and Chief Executive Officer. “In 2018, we delivered solid financial results despite volatility in the global economy. Our efforts to create a culture of continuous cost improvement along with the successful integration of Tembec, has positioned the Company to capture enhanced value for our stockholders in 2019 and beyond.”
Full Year and Fourth Quarter 2018 Operating Results
In the following tables, the Company’s net sales and operating income results for the three and twelve month periods ended December 31, 2018 are compared against the prior year comparable period results which included the results of the Tembec

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

acquisition as of November 17, 2017. In addition, the 2018 net sales and operating results are compared against the 2017 combined net sales and operating results which assume that the Company’s prior year comparable periods had been combined with Tembec’s.
Net sales comprised the following for the periods presented:

	Three Months Ended			Twelve Months Ended
Net sales (in millions)	December 31, 2018	December 31, 2017	Combined[1] December 31, 2017	December 31, 2018	December 31, 2017	Combined[1] December 31, 2017
High Purity Cellulose	$317	$255	$312	$1,192	$867	$1,250
Forest Products	73	34	80	356	34	346
Pulp	81	38	81	346	38	298
Paper	72	29	70	310	29	299
Eliminations	(17)	(7)	(18)	(70)	(7)	(71)
Total net sales	$526	$349	$525	$2,134	$961	$2,122
Operating income comprised the following for the periods presented:

	Three Months Ended			Twelve Months Ended
Operating income (loss) (in millions)	December 31, 2018	December 31, 2017	Combined[1] December 31, 2017	December 31, 2018	December 31, 2017	Combined[1] December 31, 2017
High Purity Cellulose	$29	$24	$37	$112	$120	$180
Forest Products	(10)	—	13	25	—	40
Pulp	20	4	19	95	4	50
Paper	8	(1)	11	31	(1)	43
Corporate	(18)	(26)	(7)	(65)	(62)	(61)
Total operating income	$29	$1	$73	$198	$61	$252
1 Combined net sales and operating income (loss) represents the combination of Tembec’s net sales and adjusted operating earnings as of December 31, 2017, adjusted to reflect the estimated conversion from International Financial Reporting Standards to U.S. Generally Accepted Accounting Principles for certain material amounts and translated at the historical quarterly average exchange rate for the periods presented, with the Company’s net sales and adjusted operating income for the comparable periods. The adjustments represent the Company’s best estimates and are subject to change should additional information become available. The combined net sales and operating results of the Company and Tembec are presented for illustrative purposes only and do not necessarily reflect the net sales or operating results that would have resulted had the acquisition occurred for the period, nor project the results of operations for any future date or period.

High Purity Cellulose
Operating income for the three month period ended December 31, 2018 increased $5 million driven by the operating income from the Tembec acquisition for the full period. Operating income decreased $8 million for the twelve month period ended December 31, 2018 over the comparable 2017 period as previously announced lower contracted price and volumes for cellulose specialties as well as higher chemical and wood costs from the Company’s legacy operations were only partially offset by the operating income from the Tembec acquisition.

On a combined basis, operating income for the three and twelve month periods ended December 31, 2018 decreased over the comparable 2017 periods by $8 million and $68 million, respectively. These declines were primarily driven by the expected full year 4 percent decrease in cellulose specialties sales prices and 3 percent decline in volumes combined with higher wood, chemical and energy costs, as well as increased depreciation from the write-up of fixed assets associated with the Tembec acquisition. The twelve month period was also negatively impacted by an unplanned production outage in the first quarter of 2018. The benefits of the four Strategic Pillars of Growth partially offset above referenced cost increases. Additionally, the 2018 three and twelve month periods were negatively impacted by $1 million and $4 million, respectively, of the Company’s share of its new lignin joint venture losses.

Forest Products
Operating income for the three month period ended December 31, 2018 decreased over the comparable 2017 period by $10 million. The operating loss of $10 million for the three month period ended December 31, 2018 was driven primarily by lower sales prices and reduced volumes due to softness in the U.S. housing market. Operating income for the twelve month periods ended

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

December 31, 2018 increased over the comparable 2017 period by $25 million driven by the operating income from the Tembec acquisition. In addition, both periods were impacted by higher duties and higher processing costs driven by market related downtime and the write-down of inventories to current net realizable value as a result of lower sales prices in December. These more than offset the impact of the inventory write-up to fair value from the Tembec acquisition.
On a combined basis, operating income decreased $23 million for the three month period ended December 31, 2018 over the comparable 2017 period as higher lumber sales volumes were more than offset by lower lumber sales prices, higher wood and transportation costs. Operating income decreased $15 million for the twelve month period ended December 31, 2018 over the comparable 2017 period as higher lumber sales prices were partially offset by lower sales volumes as well as higher costs for wood and transportation. In addition, both periods were impacted by higher duties and higher processing costs driven by market related downtime and the write-down of inventories to current net realizable value as a result of lower sales prices in December.
On a combined basis, for the twelve month periods ended December 31, 2018 and 2017, the Forest Products group incurred approximately $26 million and $11 million, respectively, in softwood lumber duties.
Pulp
Operating income for the three and twelve month periods ended December 31, 2018 increased over the comparable 2017 periods by $16 million and $91 million, respectively, driven by the operating income of the Tembec acquisition.
On a combined basis, operating income for the three and twelve month periods ended December 31, 2018 increased $1 million and $45 million, respectively, due to higher high-yield pulp prices of 7 percent and 21 percent, respectively, partially offset by lower sales volumes. Sales volumes in the three month period ended December 31, 2018 were unfavorably impacted by order cancellations in December as markets weakened substantially, specifically in China.
Paper
Operating income for the three and twelve month periods ended December 31, 2018 increased over the comparable 2017 periods by $9 million and $32 million, respectively, driven by the Tembec acquisition.
On a combined basis, operating income decreased $3 million and $12 million for the three and twelve month periods ended December 31, 2018 over the comparable 2017 period as higher newsprint prices were more than offset by higher pulp costs in paperboard and increased amortization and depreciation related to the purchase accounting associated with the acquisition of Tembec.
Corporate
Operating expense for the three month period ended December 31, 2018 decreased over the comparable 2017 period by $8 million due to the one-time Tembec transaction costs incurred in December of 2017. Operating expense for the twelve month period ended December 31, 2018 increased over the comparable 2017 period by $3 million driven by the on-going corporate costs of Tembec.

On a combined basis, operating expense increased $11 million and $4 million for the three and twelve month periods ended December 31, 2018 over the comparable 2017 periods driven by higher costs for disposed operations, higher incentive compensation costs and $4 million of severance expense in the third quarter.

2015 Cost Transformation Initiative
In 2015, with nearly $1 billion in debt as a result of the spin-off from its former parent and facing significant market and inflation headwinds, the Company embarked on an ambitious four-year program to rapidly transform its business with the goal of reducing costs by $140 million to mitigate these headwinds and enhance its financial flexibility. In 2018, the Company completed the program and reached its goal. As a result of this initiative, the Company was able to improve its balance sheet and access equity markets, enabling the acquisition of Tembec, and build significant competencies in continuous improvement and cost transformation that it expects will provide additional opportunities to grow EBITDA in the coming years.
Strategic Pillars of Growth
With the acquisition of Tembec in late 2017, the Company announced its four Strategic Pillars of Growth with the goal of generating $155 million of incremental EBITDA by year-end 2020, excluding the impact of inflation, changes in commodity prices and one-time costs to achieve the goal. Including $25 million associated with the 2015 Cost Transformation initiative, the Company captured $61 million of EBITDA in 2018 from this initiative primarily from reduced corporate expense, enhanced procurement practices, reductions in operational costs, and returns on strategic investments.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Non-Operating Expenses
Interest expense was $15 million for the fourth quarter of 2018 and $60 million for the full year. The increases of $2 million and $20 million over the prior year three and twelve month periods, respectively, were due to higher debt balances and interest rates associated with the financing for the acquisition of Tembec.
Interest income and other expenses, net, increased in the current year primarily due to the favorable impact of Tembec’s pension plans on other components of net periodic pension costs as well as the foreign exchange gain on the re-measurement of certain debt instruments.
Non-operating expenses for the year ended December 31, 2018 also includes $20 million in adjustments to the gain on bargain purchase associated with the acquisition of Tembec.
Income Tax Expense
The 2018 effective tax rate was 25 percent for 2018, compared to 6 percent in the prior year period. The 2018 effective rate differs from the federal statutory rate of 21 percent primarily due to different statutory tax rates of foreign operations and U.S. taxes from the inclusion of certain foreign income, partially offset by an adjustment to the nontaxable bargain purchase included in pretax income, a return to accrual adjustment related to previously filed tax returns, and the release of an uncertain tax position reserve. The prior year effective tax rate differed from the then enacted federal statutory rate of 35 percent primarily due to a nontaxable bargain purchase gain included in pretax income.
Cash Flows and Liquidity
During 2018, the Company generated operating cash flows of $247 million and adjusted free cash flows of $152 million. Working capital used $28 million of cash as higher accounts receivable and finished goods inventories were partially offset by the increases in accounts payable due to the timing of payments and accrued liabilities associated with derivative contracts from Company’s foreign currency hedging program.
During 2018, the Company invested $132 million in capital expenditures, which included approximately $37 million of strategic capital. Additionally, the Company received approximately $16 million from the sale of its resins operations.
The Company made principal payments or repurchased $45 million of debt during 2018 and ended the year with adjusted net debt of $1,084 million and $326 million of total liquidity, including $109 million of cash and $217 million available under the revolving credit facility after taking into account outstanding letters of credit. The Company also returned $72 million of capital to shareholders through dividends and stock repurchases year-to-date.
The Company maintains a disciplined capital allocation strategy focused on maintaining its manufacturing assets, followed by reducing debt levels to a targeted 2.5 times net debt to EBITDA leverage ratio. Adjusted free cash flow is then deployed opportunistically between strategic capital investment, external investments and returning capital to shareholders through dividends and stock buybacks.
Outlook
High Purity Cellulose
In 2019, the Company expects stability in its cellulose specialties markets. Cellulose specialty sales prices are anticipated to decline approximately 1 percent from 2018 primarily due to a contract acquired from Tembec and excludes any impact of Chinese duties. Cellulose specialty sales volumes are expected to decline approximately 1 percent primarily due to weakness in the acetate market. Commodity product sales prices are expected to increase in 2019. Commodity product sales volumes are expected to increase by over 75,000 metric tons as a result of improved operational reliability and initiatives to reduce inventory levels. Inflation is expected to be approximately 3 percent, driven primarily by higher wood and transportation costs, offset by the expected impact of the Strategic Pillars of Growth in 2019. Excluding the impact of the sale of the resin operations, adjusted EBITDA for the segment is expected to be flat in 2019, with the second half accounting for approximately 55 percent of EBITDA.

Forest Products
Lumber futures prices have improved from their lows in December and our lumber prices are expected to improve as the year progresses. Longer-term, the U.S. housing market remains a key driver of lumber sales prices and the Company is well positioned to benefit from these long-term trends. In addition, softwood lumber duties of approximately 20 percent on sales to the U.S. are expected to continue throughout 2019. Benefits from capital investments and cost reductions are also expected to provide incremental profitability in 2019. The Company will aggressively manage the asset utilization of and investment in the segment, including potentially taking downtime as deemed necessary, if market conditions warrant.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Pulp
High-yield pulp prices are expected to be lower in the first quarter of 2019 compared to fourth quarter of 2018 due to weaker demand, specifically from China. Over the medium term, solid global demand for pulp, reduced recycled fiber imports to China, and global industry production at or near capacity continue to support pulp prices above historical averages. With no significant new capacity expected in the pulp markets through 2020, supply-demand dynamics should continue to yield positive market conditions and strong segment results in 2019.

Paper
In 2019, paperboard prices are expected to remain stable while newsprint sales prices are expected to decline as a result of the reversal of duties in 2018.

Capital Allocation and Investment
The Company anticipates that it will spend approximately $95 million to $105 million in maintenance capital expenditures across all segments in 2019. In addition, the Company anticipates spending approximately $28 million on high-return strategic projects in 2019.
The Company also expects to increase the percentage of its cash flow directed toward debt repayment due to weaker commodity forest products and paper markets. The Company anticipates the continued return of capital to shareholders through its common stock dividend and the opportunistic repurchase of common shares.
“We see a substantial opportunity to drive higher value in our business through the execution of our strategic plan by focusing on achieving our cost savings goals, developing new products, optimizing existing markets and delivering a balanced capital allocation strategy that is prudent and maximizes the returns for our stockholders,” concluded Boynton. “We have made significant progress in stabilizing our High Purity Cellulose business. Our goal is to enhance cellulose specialties margins by launching a new go-to-market strategy focused on commercial and asset optimization to more than offset inflation so that the benefits from the strategic pillars fall to the bottom line. We plan to detail this strategic path forward at our upcoming Investor Day.”

The Company has planned an investor day for March 7 in New York, which will also be webcast on the Company’s website.

Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) will host a conference call and live webcast at 10:00 a.m. ET on February 14 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.  A replay of this webcast will be archived on the company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on February 28, 2019. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13687393.

About Rayonier Advanced Materials

Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generates approximately US$2 billion of revenues. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Our businesses we operate are highly competitive and many of them are cyclical, especially in commodity markets, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represent approximately 35% of our 2018 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, especially with respect to China, Canada and as a result of “Brexit”, could adversely affect our ability to access certain markets and otherwise impact our results of operations; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark could result in an increase to our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders; and the inability to effectively integrate the Tembec acquisition and meet our financial objectives therefrom, and any future acquisitions we may make, may affect our results.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules D - F of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
December 31, 2018 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Twelve Months Ended
	December 31,	September 29,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Net Sales	$526	$544	$349	$2,134	$961
Cost of Sales (a)	(460)	(448)	(310)	(1,790)	(818)
Gross Margin	66	96	39	344	143
Selling, general & administrative expenses	(29)	(31)	(39)	(108)	(79)
Duties	(5)	(1)	(1)	(26)	(1)
Other operating income (expense), net	(3)	(8)	2	(12)	(2)
Operating Income	29	56	1	198	61
Interest expense	(15)	(15)	(13)	(60)	(40)
Interest income and other, net (a)	3	2	—	14	(1)
Gain on bargain purchase	—	6	317	20	317
Gain (loss) on derivative instruments	—	—	(8)	—	8
Income Before Income Taxes	17	49	297	172	345
Income tax expense	(4)	(11)	(2)	(44)	(20)
Net Income Attributable to Rayonier Advanced Materials Inc.	$13	$38	$295	$128	$325
Mandatory convertible stock dividends	(4)	(3)	(4)	(14)	(14)
Net Income Available to Rayonier Advanced Materials Inc. Common Stockholders	$9	$35	$291	$115	$311

Earnings Per Share of Common Stock
Basic earnings per share	$0.18	$0.68	$6.31	$2.27	$7.17
Diluted earnings per share	$0.18	$0.60	$5.01	$1.96	$5.81

Adjusted net income per share (b)	$0.19	$0.54	$0.50	$1.69	$0.97

Shares Used for Determining
Basic EPS	49,583,842	50,603,498	46,179,253	50,602,480	43,416,868
Diluted EPS	50,955,652	63,245,424	58,937,310	65,397,259	55,902,452

(a) The Company adopted Accounting Standards Update (“ASU”) No. 2017-07, Compensation-Retirement Benefits, on January 1, 2018 using the retrospective method. As a result, cost of sales decreased by $1 million and $4 million during the three and twelve months ended December 31, 2017, respectively, with the corresponding offsets as an increase in interest income and other, net.
(b) Adjusted net income per share is a non-GAAP measure. See Schedule F for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
December 31, 2018 (Unaudited)
(millions of dollars)

	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$109	$96
Other current assets	607	550
Property, plant and equipment, net	1,381	1,408
Other assets	582	589
	$2,679	$2,643
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$15	$9
Other current liabilities	355	298
Long-term debt and capital lease obligations	1,173	1,232
Non-current liabilities for disposed operations	149	151
Other non-current liabilities	280	259
Total stockholders’ equity	707	694
	$2,679	$2,643
Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
December 31, 2018 (Unaudited)
(millions of dollars)

	Twelve Months Ended
	December 31, 2018	December 31, 2017
Cash Provided by Operating Activities:
Net income	$128	$325
Gain on bargain purchase	(19)	(317)
Depreciation and amortization	148	97
Other items to reconcile net income to cash provided by operating activities	42	52
Changes in working capital and other assets and liabilities	(52)	(27)
	247	130
Cash Used for Investing Activities:
Capital expenditures	(132)	(75)
Proceeds from sale of resins operations	16	—
Acquisition	—	(210)
Other	—	8
	(116)	(277)
Cash Used for Financing Activities:
Changes in debt	(45)	(50)
Dividends paid	(29)	(26)
Common stock repurchased	(43)	—
Other	1	(8)
	(116)	(84)
Cash and Cash Equivalents:
Change in cash and cash equivalents	15	(231)
Net effect of foreign exchange on cash and cash equivalents	(2)	1
Balance, beginning of year	96	326
Balance, end of period	$109	$96

B

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
December 31, 2018 (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	December 31, 2017	Combined[1] December 31, 2017	December 31, 2018	December 31, 2017	Combined[1] December 31, 2017
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,303	$1,471	$1,422	$1,334	$1,460	$1,389
Commodity Products	$827	$721	$741	$818	$733	$778
Forest Products ($ per thousand board feet):
Lumber	$379	$460	$460	$471	$460	$418
Pulp ($ per metric ton):
High-Yield pulp	$662	$616	$616	$665	$616	$548
Paper ($ per metric ton):
Paperboard	$1,112	$1,132	$1,132	$1,130	$1,132	$1,119
Newsprint	$600	$513	$513	$592	$513	$472

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	158	122	152	624	453	641
Commodity Products	109	83	88	298	250	307
Forest Products (millions of board feet):
Lumber	147	56	137	604	56	636
Pulp (thousands of metric tons):
High-Yield pulp	114	58	124	482	58	503
Paper (thousands of metric tons):
Paperboard	43	17	41	174	17	184
Newsprint	41	21	47	191	21	197
1 Combined net sales and operating income (loss) represents the combination of Tembec’s net sales and adjusted operating earnings as of December 31, 2017, adjusted to reflect the estimated conversion from International Financial Reporting Standards to U.S. Generally Accepted Accounting Principles for certain material amounts and translated at the historical quarterly average exchange rate for the periods presented, with the Company’s net sales and adjusted operating income for the comparable periods. The adjustments represent the Company’s best estimates and are subject to change should additional information become available. The combined net sales and operating results of the Company and Tembec are presented for illustrative purposes only and do not necessarily reflect the net sales or operating results that would have resulted had the acquisition occurred for the period, nor project the results of operations for any future date or period.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
December 31, 2018 (Unaudited)
(in millions)

EBITDA and Adjusted EBITDA by Segment (a):	Three Months Ended December 31, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$(13)	$20	$10	$20	$(24)	$13
Depreciation and amortization	2	1	4	34	—	41
Interest expense, net	—	—	—	—	15	15
Income tax expense	—	—	—	—	4	4
EBITDA	(11)	21	14	54	(5)	73
Gain on bargain purchase	2	—	—	8	(10)	—
Adjusted EBITDA	$(9)	$21	$14	$62	$(15)	$73

	Three Months Ended December 31, 2017
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$—	$4	$—	$24	$267	$295
Depreciation and amortization	1	—	2	29	—	32
Interest expense, net	—	—	—	—	13	13
Income tax expense	—	—	—	—	2	2
EBITDA	1	4	2	53	282	342
Acquisition related costs	—	—	—	—	21	21
Inventory write-up to fair value	5	6	6	6	—	23
Gain on bargain purchase	—	—	—	—	(317)	(317)
Gain on derivative instrument	—	—	—	—	8	8
Adjusted EBITDA	$6	$10	$8	$59	$(6)	$77

EBITDA and Adjusted EBITDA by Segment (a):	Twelve Months Ended December 31, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$22	$96	$40	$118	$(148)	$128
Depreciation and amortization	7	4	18	119	—	148
Interest expense, net	—	—	—	—	60	60
Income tax expense	—	—	—	—	44	44
EBITDA	29	100	58	237	(44)	380
Gain on bargain purchase	2	—	—	(2)	(20)	(20)
Severance expense	—	—	—	—	4	4
Adjusted EBITDA	$31	$100	$58	$235	$(60)	$364

	Twelve Months Ended December 31, 2017
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income	$—	$4	$—	$117	$204	$325
Depreciation and amortization	1	1	2	93	—	97
Interest expense, net	—	—	—	—	38	38
Income tax expense	—	—	—	—	20	20
EBITDA	1	5	2	210	262	480
Acquisition related costs	—	—	—	—	34	34
Inventory write-up to fair value	5	6	6	6	—	23
Gain on bargain purchase	—	—	—	—	(317)	(317)
Gain on derivative instrument	—	—	—	—	(8)	(8)
Adjusted EBITDA	$6	$11	$8	$216	$(29)	$212
(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA is defined as EBITDA adjusted for items management believes do not represent core operations. Management believes this measure is useful to evaluate the Company's performance.

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2018 (Unaudited)
(millions of dollars, except per share information)

	Twelve Months Ended
Adjusted Free Cash Flows (a):	December 31, 2018	December 31, 2017
Cash provided by operating activities	$247	$130
Capital expenditures	(95)	(65)
Adjusted Free Cash Flows	$152	$65

(a)
Adjusted free cash flows is defined as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	December 31, 2018	December 31, 2017
Current maturities of long-term debt	$15	$9
Long-term debt & capital lease obligation	1,173	1,232
Total debt	1,188	1,241
Original issue discount, premiums and debt issuance costs	5	5
Cash and cash equivalents	(109)	(96)
Adjusted Net Debt	$1,084	$1,150

(a)
Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2018 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Twelve Months Ended
	December 31, 2018		September 29, 2018		December 31, 2017		December 31, 2018		December 31, 2017
Adjusted Operating Income and Adjusted Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income (b)	$29		$56		$1		$198		$61
Severance expense	—		4		—		4		—
Acquisition related costs	—		—		21		—		34
Inventory write-up to fair value	—		—		23		—		23
Adjusted Operating Income (b)	$29		$60		$45		$201		$118

Net Income	$13	$0.18	$38	$0.60	$295	$5.01	$128	$1.96	$325	$5.81
Severance expense	—	—	4	0.06	—	—	4	0.06	—	—
Gain on bargain purchase	—	0.01	(6)	(0.10)	(317)	(5.37)	(20)	(0.32)	(317)	(5.66)
Acquisition related costs	—	—	—	—	21	0.36	—	—	34	0.61
Inventory write-up to fair value	—	—	—	—	23	0.39	—	—	23	0.41
Loss (gain) on derivative instrument	—	—	—	—	8	0.14	—	—	(8)	(0.14)
U.S. tax reform impact	—	—	—	—	11	0.19	—	—	11	0.20
Tax effects of adjustments	—	—	(1)	(0.02)	(12)	(0.22)	(1)	(0.01)	(11)	(0.21)
Dilutive impact of Preferred Stock	—	—	—	—	—	—	—	—	—	(0.05)
Adjusted Net Income	$13	$0.19	$35	$0.54	$29	$0.50	$111	$1.69	$57	$0.97

(a)
Adjusted operating income is defined as operating income adjusted for severance expense, acquisition related costs and fair market valuation of inventory. Adjusted net income is defined as net income adjusted net of tax for gain on bargain purchase, acquisition related costs, severance expense, fair market valuation of inventory, U.S. tax reform impact, and loss (gain) on derivative. Adjusted operating income and adjusted net income are not necessarily indicative of results that may be generated in future periods.

(b)
Operating income increased by $1 million and $4 million during the three and twelve months ended December 31, 2017, respectively, from the impact of retrospectively adopting ASU No. 2017-07, Compensation-Retirement Benefits, on January 1, 2018. The impact was recorded as a decrease in cost of sales with the corresponding offset to interest income and other, net. There was no change to the previously reported net income.

F